Exhibit 99.1

Onvia, Inc. Reports First Quarter 2016 Results

Subscription revenue increased 6% over first quarter 2015; Strategic Account ACV increased 4% over first quarter 2015

SEATTLE, May 3, 2016 /PRNewswire/ -- Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business intelligence, announced its financial results for the first quarter ended March 31, 2016.

Q1 2016 Financial Highlights

  Subscription revenue up 6% to $5.6 million compared to Q1 2015
  Total revenue increased 4% to $6.1 million compared to Q1 2015
  Strategic Account Annual Contract Value (ACV) increased 4% to $17.1 million vs. Q1 2015
  Annual Contract Value per Client (ACVC) up 10% to $7,421 vs. $6,729 in Q1 2015
  Adjusted EBITDA of $560,000 in Q1 2016 compared to $192,000 in Q1 2015

Q1 2016 Operational Performance Summary

	Q1 16	Q4 15	Change %	Q1 15	Change %

Annual Contract Value (ACV) (in millions)
Strategic Accounts	$ 17.1	$ 17.1	0%	$ 16.4	4%
Small Business	4.8	4.9	-2%	5.4	-11%
Total ACV	$ 21.9	$ 22.0	0%	$ 21.8	0%

Client Count
Strategic Accounts	1,330	1,325	0%	1,300	2%
Small Business	1,620	1,675	-3%	1,950	-17%
Total Clients	2,950	3,000	-2%	3,250	-9%

Annual Contract Value per Client (ACVC)
Strategic Accounts	$ 12,838	$ 12,846	0%	$ 12,619	2%
Small Business	$ 2,972	$ 2,888	3%	$ 2,797	6%
Total ACVC	$ 7,421	$ 7,283	2%	$ 6,729	10%

Content Licenses (in millions)	$ 1.6	$ 1.6	0%	$ 1.8	-11%

For more information about ACV, ACVC, Strategic Accounts and Small Business, see "Key Metric Definitions" below.

First Quarter 2016 Results

Subscription revenue for the quarter ended March 31, 2016 grew 6% to $5.6 million compared to the same period in 2015. The growth in subscription revenue is reflective of prior growth in ACV. ACV is a leading indicator of subscription revenue.

In discussing the results for the first quarter of 2016, Onvia's President and CEO, Hank Riner, stated, "In 2016, we are focused on top line revenue growth to create leverage from our business model. We believe that helping new clients see results early in their subscription term is essential to driving improvement in first year and long term retention rates. Last year we began to focus on solving the primary objective for new clients rather than initially selling the entire solution suite to improve first year adoption. When clients realize the value from Onvia solving their primary objective, first year retention rates should improve and the opportunity to sell additional solutions to a satisfied client should result in a higher ACVC. To further support client workflows, retention rates and upsell activities, we just released an important enhancement which allows clients to import leads and the related documents directly into Salesforce CRM. CRM integration is the first in a series of releases this year all focused on making our platform easier to use and integrate our data into clients' workflows. We believe this client centric approach will help Onvia become established as an essential and long term partner to our clients' public sector strategy."

ACV for Strategic Accounts grew 4% in the first quarter of 2016 over the same period last year. As expected, new client ACVC was lower than last year due to the shift in acquisition sales strategy. This sales strategy results in a lower initial contract value for new customers which negatively impacted growth in Strategic Account ACV for the quarter.

Mr. Riner continued, "Although the average contract value of new clients is lower as expected, we have invested in increasing the velocity of new client transactions. We have increased the size and productivity of the prospect qualification team which allows the acquisition sales team to spend more time working with qualified prospects and less time prospecting. This increased velocity should contribute to bookings and ACV growth despite the lower new client ACVC."

For the twelve months ended March 31, 2016, dollar retention is 87%, compared to 88% in the same period last year. Dollar retention is a measurement of how effectively the Client Success team has retained and expanded existing subscription contracts over the reporting period. Fluctuation in dollar retention can occur from period to period as a result of the mix of first year and tenured clients expiring in each period. For more information about dollar retention, see "Key Metric Definitions" below.

Total revenue for the quarter ended March 31, 2016 was $6.1 million, up by 4% compared to the same period last year. In addition to subscription revenue, total revenue includes content license, management information report and other revenue.

Operating expenses in the first quarter of 2016 decreased 4% to $5.3 million from $5.5 million in the same period of 2015. In the first quarter of 2015, we incurred approximately $435,000 of special project legal and consulting fees authorized by our Board of Directors in order to perform a complete review of our content capture, content processing and content enhancement methods, processes and systems. These special project costs did not reoccur in 2016. The savings realized in the first quarter of 2016 related to these special project costs was partially offset by an increase in payroll-related investments necessary to support our sales and product development operating initiatives.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter ended March 31, 2016 increased to $560,000 from $192,000 in Q1 2015. Adjusted EBITDA for Q1 2015 was negatively impacted by the special project costs discussed above. For more information about Adjusted EBITDA, see "Use of Non-GAAP Financial Information" below.

Net income for the first quarter of 2016 was $19,000, or $0.00 cents per diluted share, compared to a net loss of $477,000, or $0.06 cents per diluted share, in Q1 2015.

At March 31, 2016, cash, cash equivalents and available for sale investments increased to $8.0 million compared to $6.8 million at the end of 2015.

Conference Call

Onvia will hold a conference call later today (May 3, 2016) to discuss its results for the first quarter of 2016. Onvia's CEO, Hank Riner, and CFO, Cameron Way, will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Tuesday, May 3, 2016
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-876-9176
International: 1-785-424-1667
Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia's website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until June 3, 2016:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pass-code: 119303

Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the Company's liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; other income; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia's competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See "Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA" below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA for the periods indicated.

Onvia, Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2016	2015

GAAP net income (loss)	$ 19	$ (477)

Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(7)	(2)
Depreciation and amortization	500	649
Stock-based compensation	48	22

Adjusted EBITDA	$ 560	$ 192

Key Metric Definitions

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV) and dollar retention. Onvia presents these metrics in aggregate and separately for the Strategic Accounts and Small Business sales channels. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

ACV represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia's revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve month period.

Strategic Accounts are those clients from our target market that we believe have a long term strategic interest in the state and local government market. Small Business accounts are primarily legacy clients that were acquired prior to our change in business model in 2011.

Forward-Looking Statements

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as "believe," "intend," "plan," "expect," "should," "indicate" and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia's future results of operations, Onvia's future financial flexibility and future cash flows and Onvia's future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia fails to increase and retain contract value of customers using the "target market" strategy; Onvia fails to execute properly on new products, or customers fail to adopt these products or services; Onvia's investment in the Onvia platform and new content fail to improve sales penetration and client retention rates; and changes made to Onvia's technology infrastructure fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections, as applicable, in Onvia's Annual Report on Form 10-K for the year December 31, 2015.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia's actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For over 15 years, Onvia (NASDAQ: ONVI) has been delivering the data and tools companies rely on to succeed in the government contracting market, and agencies rely on to streamline and improve the procurement process. Onvia tracks and reports the spending of tens of thousands of federal, state and local government agencies, giving companies a single comprehensive source for conducting business with government.

For information about Onvia, visit http://www.onvia.com/.

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Onvia, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2016	2015
	(Unaudited)
	(In thousands, except per share data)

Revenue
Subscription	$ 5,594	$ 5,263
Content license	404	462
Management information reports	16	48
Other	48	72

Total revenue	6,062	5,845

Cost of revenue	764	793

Gross margin	5,298	5,052

Operating expenses:
Sales and marketing	2,891	2,806
Technology and development	1,479	1,316
General and administrative	916	1,409

Total operating expenses	5,286	5,531

Income (loss) from operations	12	(479)

Interest and other income, net	7	2
Net income (loss)	$ 19	$ (477)

Basic net income (loss) per common share	$ 0.00	$ (0.06)

Diluted net income (loss) per common share	$ 0.00	$ (0.06)

Basic weighted average shares outstanding	7,125	7,401

Diluted weighted average shares outstanding	7,193	7,401

ONVIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 2,450	$ 1,483
Short-term investments, available-for-sale	5,552	5,275
Accounts receivable, net of allowance for doubtful accounts of $45 and $32	1,797	1,298
Prepaid expenses and other current assets	925	1,075

Total current assets	10,724	9,131

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	963	1,036
Internal use software, net of accumulated amortization	5,177	5,091
Other long-term assets	248	260

Total long term assets	6,388	6,387

TOTAL ASSETS	$ 17,112	$ 15,518

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 791	$ 499
Accrued expenses	753	937
Unearned revenue, current portion	10,161	8,821
Other current liabilities	116	103

Total current liabilities	11,821	10,360

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	315	283
Deferred rent, net of current portion	611	575
Other long-term liabilities	37	43

Total long term liabilities	963	901

TOTAL LIABILITIES	12,784	11,261

STOCKHOLDERS' EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,717,788 and 8,717,788 shares issued; and 7,125,484 and 7,125,484 shares outstanding	1	1
Treasury stock, at cost: 1,592,304 and 1,592,304 shares	(5,446)	(5,446)
Additional paid in capital	354,260	354,212
Accumulated other comprehensive gain	1	(3)
Accumulated deficit	(344,488)	(344,507)

Total stockholders' equity	4,328	4,257

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 17,112	$ 15,518

Onvia, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2016	2015
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ 19	$ (477)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	500	649
Stock-based compensation	48	22
Loss on sale of property and equipment	-	2
Change in operating assets and liabilities:
Accounts receivable	(499)	192
Prepaid expenses and other assets	162	(633)
Accounts payable	171	78
Accrued expenses	(184)	(172)
Unearned revenue	1,373	1,035
Deferred rent	49	53

Net cash provided by operating activities	1,639	749

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(57)	(68)
Additions to internal use software	(341)	(407)
Purchases of investments	(1,878)	(2,712)
Maturities of investments	1,604	2,833
Proceeds from the sale of equipment	-	8

Net cash used in investing activities	(672)	(346)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and purchases under employee stock purchase plan	-	1

Net cash provided by financing activities	-	1

Net increase in cash and cash equivalents	967	404

Cash and cash equivalents, beginning of period	1,483	1,577

Cash and cash equivalents, end of period	$ 2,450	$ 1,981

CONTACT: Cameron Way, Chief Financial Officer, Tel 206-373-9034, cway@onvia.com